Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

April 15, 2013

Cass Information Systems, Inc. Reports 1st Quarter 2013 Earnings

Net Income Up 2% Compared to 1st Quarter of 2012

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services, reported first quarter 2013 earnings of $.52 per diluted share, a 2% increase over the $.51 per diluted share it earned in the first quarter of 2012. Net income for the period was $6.0 million, 2% higher than the $5.9 million reported in 2012.

2013 1st Quarter Recap

	March 31, 2013	March 31, 2012	% Change
Transportation Dollar Volume	$5.4 billion	$5.4 billion	.6%
Facility Expense Dollar Volume*	$2.6 billion	$2.7 billion	(3.8%)
Revenues	$28.4 million	$28.4 million	0%
Net Income	$6.0 million	$5.9 million	2.1%
Diluted Earnings per Share	$.52	$.51	2.0%

*	Includes Energy, Telecom and Environmental

The positive result was achieved in the face of strong headwinds. Transaction volume, which generates fee income, increased in the transportation, telecom and environmental sectors despite an anemic economy. That growth, however, was partially offset by lower volumes in the energy marketplace, where recent merger and acquisition activity is affecting customer retention, even as new sales remain strong.

A primary impediment to earnings growth remains a historically low interest rate environment that continues to erode the company’s net interest margin. In the first quarter, Cass net investment income declined by $.6 million, or 5.5%.

Operating expenses were basically unchanged from year-earlier levels.

“Considering that today’s low interest rate and slow growth environment continues to undermine profitability, we are pleased to have posted a modest increase in earnings in the first quarter,” said Eric H. Brunngraber, Cass president and chief executive officer. “Our focus remains on efficiently fostering the growth of our business units as we support their initiatives to make our services of even greater value to customers.”

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $33 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas, and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2012.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2013 and 2012:

	Quarter Ended March 31, 2013	Quarter Ended March 31, 2012
Transportation Invoice Volume	7,344	6,873
Transportation Dollar Volume	$5,415,365	$5,382,091
Facility Expense Transaction Volume	4,618	4,577
Facility Expense Dollar Volume	$2,640,243	$2,743,528
Payment and Processing Fees	$16,576	$16,487
Net Investment Income	9,969	10,551
Gains on Sales of Securities	1,453	966
Other	436	430

Total Revenues	$28,434	$28,434

Salaries and Benefits	$16,258	$15,561
Occupancy	609	532
Equipment	908	863
Other	2,614	3,385

Total Operating Expenses	$20,389	$20,341

Income from Operations before Income Tax Expense	$8,045	$8,093
Income Tax Expense	2,013	2,185

Net Income	$6,032	$5,908

Basic Earnings per Share	$.53	$.52

Diluted Earnings per Share	$.52	$.51

Average Earning Assets	$1,165,993	$1,193,752
Net Interest Margin	3.96%	4.08%
Allowance for Loan Losses to Loans	1.62%	1.88%
Non-performing Loans to Total Loans	.13%	1.11%
Net Loan Charge-offs to Loans	.22%	.03%
Provision for Loan Losses	$200	$200